Exhibit 99.1

Washington Mutual Elects Charles Lillis to Board of Directors

            SEATTLE, Wash. -- Washington Mutual, Inc. (NYSE: WM) announced today the election of Colorado equity investor and former telecommunications executive Charles M. Lillis to its board of directors.

            Lillis, 63, is co-founder and managing director of LoneTree Capital, of Englewood, Colo., which invests primarily in the communications/information industry.  He is also founder and managing director Castle Pines Capital, which provides innovative channel financing in the technology industries.

            “Chuck brings to us outstanding and varied experience as a seasoned senior executive, an academic and board member for both public companies and nonprofit organizations,” said Kerry Killinger, chairman and chief executive officer. “We are delighted he has agreed to join us and welcome his insights as we continue to grow our company.”

            Lillis has been named to the Board of Directors’ Human Resources and Finance Committees.

            Prior to forming LoneTree Capital, Lillis was chairman and chief executive officer of MediaOne Group, Inc., owner and operator of domestic and international cable and telephone communications systems, international wireless and interactive multimedia service businesses.  The company operated in 22 countries and was a Fortune 150 market cap entity when purchased by AT&T in 2000.

            "I'm honored to be elected to the Board,” said Lillis.  “I've admired Washington Mutual for many years and look forward to serving as a director."

Earlier in his career, Lillis had a variety of senior management positions at US West and served as dean of the College of Business, University of Colorado, and as a professor at Washington State University.  He also worked at General Electric and DuPont.

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            Lillis currently serves on the boards of three public companies – Supervalu Inc., Williams Companies and Medco Health Solutions.  He works closely with his wife Gwen and their children on programs sponsored by the Lillis Foundation, a charitable organization that helps underprivileged youth in the Denver area.  He and his wife are also involved at the University of Oregon, where he earned his doctorate degree.

            A three-year veteran of the U.S. Army, Lillis holds a bachelor of arts and a master’s of business administration, both from the University of Washington. He previously served on the boards of University of Colorado Foundation and the University of Washington Foundation.  He and his wife have three children and four grandchildren.

About Washington Mutual
With a history dating back to 1889, Washington Mutual is a national financial services company that provides a diversified line of products and services to consumers and small- to mid-sized businesses. At March 31, 2005, Washington Mutual and its subsidiaries had assets of $319.70 billion. Washington Mutual currently operates more than 2,500 consumer banking, mortgage lending, commercial banking, consumer finance and financial services offices throughout the nation. For more information, visit Washington Mutual's web site at www.wamu.com.

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